Exhibit 10.1

BUSINESS LOAN AGREEMENT

Borrower:	AZCOMS, LLC 5000 Quorum Drive Suite 400 Dallas, TX 75254	Lender:	TerraCotta Credit REIT, LLC 2321 Rosecrans Avenue, Suite 3270 El Segundo, CA 90245

Principal Amount:	$5,355,000.00	Loan Date: Loan Number:	January 15, 2021 TCCF-200808

THIS BUSINESS LOAN AGREEMENT dated as stated above, is made and executed between Borrower and Lender on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Loan Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan, Lender is relying upon Borrower’s representations, warranties, and agreements as set forth in this Loan Agreement and the Related Documents; (B) the granting, renewing, or extending of any Loan by Lender at all times shall be subject to Lender’s sole judgment and discretion; and (C) all such Loans shall be and remain subject to the terms and conditions of this Loan Agreement.

TERM. This Loan Agreement shall be effective as of the date of funding, and shall continue in full force and effect until such time as all of Borrower’s Loans in favor of Lender have been paid in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges.

CONDITIONS PRECEDENT TO EACH ADVANCE. Lender’s obligation to make the initial Advance and each subsequent Advance under this Loan Agreement shall be subject to the fulfillment to Lender’s satisfaction of all of the conditions set forth in this Loan Agreement and in the Related Documents.

Documents. Borrower shall provide, or cause to be provided, to Lender the following documents for the Loan: (1) the Note; (2) the Related Documents; (3) financing statements and all other documents perfecting Lender’s Security Interests; (4) evidence of insurance as required below; and (5) any tenant estoppel certificates, subordination agreements, and subordination, non-disturbance, and attornment agreements as Lender may require. All such documents must be duly executed and otherwise in form and substance satisfactory to Lender and Lender’s counsel.

Borrower’s Authorization. Borrower shall have provided in form and substance satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel may require.

Payment of Fees and Expenses. Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Loan Agreement or any Related Document.

Representations and Warranties. The representations and warranties set forth in this Loan Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Loan Agreement are true and correct.

No Event of Default. There shall not exist at the time of any Advance any Event of Default or an event or condition which would constitute an Event of Default under this Agreement or under any Related Document.

Business Loan Agreement-

Loan to AZCOMS, LLC

HOLDBACK INTEREST RESERVE. Upon the closing of the Loan, Lender will not advance to Borrower $513,000.00 of the Loan (the “Interest Reserve”). Lender will advance amounts from the Interest Reserve from time to time to itself to pay accrued interest on the Loan on the terms and conditions of this paragraph. Notwithstanding this holdback for interest payments, Borrower acknowledges that Lender is committing and reserving funds in the amount of the Interest Reserve for payment of interest on the Loan. Therefore, Borrower agrees that the entire amount of the Interest Reserve will bear interest from the date of the Loan closing at the Loan Rate from time to time in effect. Lender is not required to set aside the Interest Reserve in a separate account, the Interest Reserve merely being a way for Lender to account for and keep track of the amount of its commitment to advance the Interest Reserve amount. On or before the fifteenth (15th) day of each calendar quarter, Borrower will, or will cause its property manager, to deliver to Lender an operating statement showing the Net Operating Income for the calendar quarter just ended, which will be an itemized accounting of all rental revenues from the Collateral, all Collateral operating expenses paid, payments into reserves (subject to approval by Lender of the amounts thereof), and Borrower’s calculation of the remaining cash available for payment of the monthly interest installments on the Loan due for the following calendar quarter. Lender will make any adjustments to the calculation of the remaining cash available for payment of the monthly interest installment as it deems appropriate, and provided there is no Event of Default, and no event or condition which after if not cured after notice or passage of time will be an Event of Default, subject to there being a sufficient amount remaining in the Interest Reserve, Lender will pay to itself on the first (1st) day of each calendar month of that next calendar quarter from the amount in the Interest Reserve the excess, if any, of the monthly interest installment amount over one-third (1/3) of the remaining cash available for payment, as determined by Lender. If an Event of Default or event or condition which after if not cured after notice or passage of time will be an Event of Default, Lender may but is not obligated to make an advance from the Interest Reserve to pay monthly interest installments becoming due. Nothing herein will be construed to relieve Borrower of its obligation under the Note to make the monthly interest installments thereunder when due. If Borrower is required under any other provision of this Loan Agreement to make any payments into the Interest Reserve, Borrower’s funds will be disbursed first to pay interest in accordance with this paragraph before any additional Loan proceeds are advanced from the Interest Reserve, and Lender may commingle Borrower’s funds with other funds of Lender, or set up a separate account for holding of Borrower’s funds. Borrower grants to Lender a security interest in any of Borrower’s funds being held by Lender, and Borrower will execute and deliver within ten (10) days after request any security agreements, deposit account control agreements, and other documents required by Lender to establish its dominion and control over any such separate account and confirm and perfect Lender’s security interest therein.

RESERVES FOR TENANT IMPROVEMENT EXPENSES.

(a) Reserve Amounts and Purposes. Borrower agrees and acknowledges that up to Eight Hundred Seventy Five Thousand Dollars and Zero Cents ($875,000.00) (the “TI Reserve”) of the amount of the Loan will not be disbursed to Borrower at the time of closing of the Loan. The TI Reserve shall instead be disbursed from time to time in accordance with subparagraph (b) below as advances of the Loan (each a “TI Advance”) to be used by Borrower to pay for expenses of tenant improvements to be built by Borrower (a “Landlord Build-Out”) for the tenant under the Approved Lease or by the tenant under the Approved Lease (a “Tenant Build-Out;” and together with the Landlord Build-Outs, “TI Work”). Each advance or disbursement of the TI Reserve shall bear interest from the date it is advanced.

(b) Advances of TI Reserve. The maximum amount of the total advances from the TI Reserve for a Landlord Build-Out or Tenant Build-Out pursuant to an Approved Lease shall not exceed Six Dollars and Twenty Five Cents ($6.25) per rentable square foot of the premises leased. Lender’s obligation to make a TI Advance is additionally conditioned upon the following:  (a) at the time the TI Advance will be disbursed, no Event of Default exists and no default has occurred which if not cured after notice and expiration of any applicable cure period will become an Event of Default; (b) to the extent required by Lender, Lender has approved the budget for the tenant improvements, the plans and specifications for the tenant improvements (and any material amendments thereto), the general contractor performing the tenant improvement work, and its construction contract for the work, and Tenant’s rights in the plans and specification and construction contract shall have been collaterally assigned to Lender; (c) Borrower has delivered to Lender copies of the building and other permits and governmental approvals necessary for the lawful completion of the tenant improvements, building department sign offs on the work as it progresses, and a certificate of occupancy or its equivalent when the work is completed; (d) Borrower has delivered a request for the TI Advance in form required by Lender together with any documentation relating to the expenses to be paid as Lender may reasonably require, including conditional and unconditional partial or full mechanic’s lien releases for payments to the contractor or for other work for which a mechanic’s lien may be filed; (e) the work for the TI Advance is requested has been completed to the satisfaction of Lender; (f) if the TI Advance to be made by Lender is insufficient to pay the full amount of the tenant improvement budget to be paid by Borrower for a Landlord Build-Out or tenant improvement allowance for a Tenant Build-Out, Borrower has provided assurances satisfactory to Lender respecting the source of payment of the difference, which Lender may require be deposited with it to be disbursed prior to the disbursement of the TI Advance, and Lender may require that the additional costs be paid from Borrower’s funds or the other sources of payment before Lender is required to make a disbursement of the TI Advance; (g) the tenant improvements are projected to be completed before the Maturity Date (taking into account Borrower’s extension option, only if previously exercised).  Lender will make disbursements of TI Advances no more often than once every month in the amount of expenses payable from the TI Advance paid or incurred by Borrower and not covered by a prior disbursement of the TI Advance upon delivery of a request for payment; (h) if required by Lender, Borrower shall have delivered dual obligee payment and performance bonds in form and issued by a surety approved by Lender, covering the TI Work; (i) if required by Lender, a title search showing that no mechanic’s liens have been recorded against the Property, or if recorded, they have been released by the posting by Borrower of a bond in accordance with applicable laws; and (j) evidence of any builder’s risk or other insurance required by Lender shall have been delivered to Lender.

Business Loan Agreement-

Loan to AZCOMS, LLC

(c) Time to Fund a Request for Advance. Borrower shall make each request for disbursement of a TI Advance at least 10 days before the end of each calendar month. If and to the extent Lender approves the request or any part of it, Lender will use reasonable efforts to make the requested TI Advance on or before the later of the first day of the next calendar month or 11 business days after delivery of Borrower’s request for the disbursement. Lender may at its option make the advance directly to Borrower or to the contractor or other persons entitled to payment. Notwithstanding anything to the contrary contained in this paragraph, Borrower shall submit a single monthly request for disbursement covering all TI Advances then being requested. Lender shall not be required to make TI Advances more frequently than once a month or in an amount of less than $50,000, except if the undisbursed balance of the TI Reserve is less than $50,000.00, the final advance may be for the remaining amount of the TI Reserve or a lesser amount to which Borrower is entitled.

(d) Compliance with Prompt Payment Statute. Borrower shall comply with Arizona Revised Statutes (“A.R.S.”) Sections 32-1129 through 32-1129.07, inclusive (collectively, the “Prompt Payment Statute”). Borrower represents and warrants to Lender that Borrower is the “Owner” for purposes of the Prompt Payment Statute. Lender shall not be an “Owner” for purposes of the Prompt Payment Statute, and Lender shall not be a “third party designated by Owner as the person responsible for making progress payments on a construction contract” (a “Designated Payor”) as used in the Prompt Payment Statute. Borrower shall not cause or permit any statements or representations to be made or agreements to be entered into pursuant to Lender would or might be asserted to be a Designated Payor. Borrower agrees that Lender is not responsible for compliance with the Prompt Payment Statute, and Borrower shall be solely responsible for such compliance. Borrower’s obligation of compliance with the Prompt Payment Statute shall not in any way expand the obligations of Lender hereunder, and Lender shall at all times retain the right to approve or disapprove requests for advances from the Reserves for Tenant Improvements and Other Expenses in accordance with this Agreement regardless of Borrower’s obligations to any construction contractor. Lender shall not have any liability or obligation to Borrower or any other person to approve requests for advances or make advances within any time periods required pursuant to the Prompt Payment Statute, and Lender shall not have any liability or obligation for costs, fees, expenses, or damages of any nature incurred by Borrower by reason of any failure to comply with the Prompt Payment Statute. Without limiting the generality of the foregoing, Borrower acknowledges, represents and warrants to Lender that (i) Borrower has taken into consideration the period of time within which Lender has to approve requests for advances pursuant to this Agreement (the “Lender’s Review Period”), (ii) Borrower has taken into consideration the period of time within which Lender has to make advances once the conditions precedent to advances have been satisfied (“Lender’s Disbursement Period”), and (iii) to the extent that Lender’s Review Period or Lender’s Disbursement Period may extend beyond any period of time required pursuant to the Prompt Payment Statute within which Borrower may either approve and certify any billing or estimate (or within which any billing or estimate may be deemed approved) or make payments to any construction contractor, then Borrower has complied with the provisions of the Prompt Payment Statute extending the billing cycle, payment provisions or approval periods in order to conform such periods to Lender’s Review Period and Lender’s Disbursement Period. Without limiting any of the other requirements or provisions of this paragraph, in addition to all other requirements of this Agreement respecting requests for disbursements and the making of disbursements, Borrower shall provide to Lender a request for advance, together with all other supporting materials (including, without limitation, invoices and lien waivers and the other items and information required pursuant to this Agreement) each month at least 10 days prior to the date on which a billing or estimate by any construction contractor may be deemed approved by Owner pursuant to A.R.S. Section 32-1129.01.D or any similar or successor provision of the Prompt Payment Statute.

CONSTRUCTION CONSULTANT. Lender has engaged Partner Engineering and Science, Inc. as its construction consultant to advise it concerning the design and construction of the TI Work, including the acceptance of requests for disbursement of the TI Reserve and any Borrower funds provided to Lender to pay for costs of the TI Work. If Lender chooses to change its construction consultant, the references in this Addendum to “construction consultant” shall refer to whatever construction consultant is engaged by Lender. The reasonable fees of the construction consultant shall be costs of the TI Work, which Lender may pay from the TI Reserve or any Borrower funds held by Lender for payment of costs of TI Work, including but not limited to a fee for each disbursement. The fees will include a fee for an initial Property status inspection estimated to be $900.00, a document and cost review fee estimated at $2,800.00 for TI Work for each Approved Lease, construction progress monitoring estimated at $1,000.00 for each disbursement, contractor evaluation for the contractor performing the TI Work estimated to cost $1,500.00 (contractor evaluation shall not be required if a prior, satisfactory evaluation has been completed within 12 months prior to the date of commencement of the TI Work, and fund control and disbursement of $700.00 for each disbursement. Borrower agrees that the foregoing amounts are reasonable. The foregoing fee amounts are based upon the current amounts charged by Partner Engineering and Science, Inc., and are subject to change, if Partner Engineering and Science, Inc. changes the amount of the fees it charges to Lender, provided such changed fees are consistent with market charges.

PAYMENTS. The unpaid principal balance of the Loan shall bear interest at the rate set forth below commencing on the date of funding. Borrower shall make a payment of interest on the date of closing of the Loan for the interest which will accrue from the date of funding through the end of the calendar month in which the closing occurs, and Borrower will thereafter make payments of accrued interest monthly in arrears commencing on the first day of the second month following funding, and continuing on the first day of each calendar month thereafter until the Maturity Date, on which date the entire unpaid balance of principal, interest, and charges will be due and payable. Unless otherwise agreed or required by applicable law, payments will be applied first to late charges and any other amounts due, then to any accrued and unpaid interest, and then to principal. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Loan Agreement or any of the Related Documents, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: TerraCotta Credit REIT, LLC, 2321 Rosecrans Avenue, Suite 3270 El Segundo, CA 90245.

Business Loan Agreement-

Loan to AZCOMS, LLC

To the extent not paid from the Interest Reserve, Borrower shall make all monthly payments of interest (or the part thereof not funded from the Interest Reserve) through automated clearing house (“ACH”) transfers from the Borrower’s designated operating account (the “Payment Account”) directly to Lender. Borrower shall to execute and deliver to Lender an authorization agreement for direct payments in which, among other things, Lender shall be irrevocably authorized to initiate ACH transfers from the Payment Account to Lender for the monthly payments of interest. Lender’s authorization for direct ACH transfers shall be irrevocable and such ACH transfers shall continue until the Loan has been paid in full. Borrower shall: (i) not revoke Lender’s authority to initiate ACH transfers; (ii) not change, modify, close or otherwise affect the Payment Account; (iii) deposit all revenues of any nature or kind whatsoever from the Property and any other payments to Borrower only into the Payment Account; and (iv) be responsible for all costs, expenses or other fees and charges incurred by Lender as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account, or otherwise. Borrower shall take any and all required actions, execute any required documents, instruments or agreements, and do any other thing required or requested by Lender in order to effectuate the requirements of this paragraph.

OVERPAYMENTS. If Borrower makes a payment to Lender on account of an amount due on the Indebtedness, which is in excess of the amount then due, the excess amount will be held by Lender in a suspense account and applied to the next payment becoming due on the Loan. Borrower grants to Lender a security interest in the funds held by Lender in the suspense account to secure payment of the Indebtedness and all other obligations of Borrower to Lender related to the Loan. The suspense account will be an account entry in Lender’s books and records and not a separate bank account. Lender may commingle the excess funds with other funds of Lender, and no interest will be due to Borrower on the excess funds.

VARIABLE INTEREST RATE. The interest rate on the Loan is subject to change from time to time based on changes in an independent index which is the 1 Month LIBOR (the “Index”). Interest shall accrue on all outstanding amounts at the per annum rate (the “Note Rate”) equal to the greater of (i) Eight and 00/100 percent (8.00%) per annum or (ii) Six and 75/100 percent (6.75%) per annum in excess of the Libor Rate (as hereinafter defined) in effect from time to time. “Libor Rate” means the rate per annum published by the Wall Street Journal on the date of an interest rate change in its “Money Rates” section, as the London Interbank Offered Rates (LIBOR) on U.S. Dollar deposits for one (1)-month periods of time. If the Wall Street Journal Libor Rate becomes unavailable at any time, Lender may designate a comparable index. Interest shall accrue on all outstanding amounts at the applicable rate set forth in this Loan Agreement both before and after default and before and after maturity and judgment. The Index is not necessarily the lowest rate charged by Lender on its loans. The interest rate change will occur on the first day of each Month based upon the Index on that date. If the first day of the Month is not a business day (a business day is every day, other than Saturday, Sunday, or any day that the Federal Reserve Bank of San Francisco is not open for business), the interest rate will be based upon the Index on the first business day preceding the first day of the Month. Interest rate changes will not occur more often than each Month. Lender is not required to give notice to Borrower of an interest rate change. Borrower understands that Lender may make loans based on other rates as well. Interest on the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate of percentage points over the Index, adjusted if necessary for any minimum and maximum rate limitations described below. NOTICE: Under no circumstances will the interest rate on this Note be less than 8.00% per annum or more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower’s payments to cover accruing interest, and (B) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

INTEREST CALCULATION METHOD. Interest on the Loan is computed on an actual/360 day basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable on the Loan is computed using this method.

PREPAYMENT FEE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Borrower has the right to prepay the Loan in whole or in part at any time; provided, however, that during the first Six (6) months of the Loan term, Borrower must pay to Lender at the time the prepayment is made and as a condition of Borrower’s right to prepay, a prepayment fee equal to One percent (1.00%) of the amount of principal prepaid. ANY PREPAYMENT FEE SHALL APPLY NOT ONLY IN THE CASE OF VOLUNTARY PREPAYMENT, BUT ALSO IF THE LOAN BECOMES DUE AND PAYABLE IN FULL BY REASON OF ACCELERATION UPON THE OCCURRENCE OF AN EVENT OF DEFAULT (AS HEREIN DEFINED) OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, UPON OCCURRENCE OF A TRANSFER OF THE PROPERTY, WHETHER VOLUNTARILY OR INVOLUNTARILY OR OTHERWISE. In such case, the Prepayment Fee shall be calculated as of the date of an Event of Default, or other event or condition triggering acceleration, and until paid in full shall accrue interest at the Default Rate. Whether prepayment is voluntary or involuntary, in no event shall the amount of the Prepayment Fee, or the method of calculating the Prepayment Fee, result in a reduction of the outstanding principal balance, accrued and unpaid interest, or other amounts due as of the date of prepayment. Absent material and manifest error, Lender’s determination of the Prepayment Fee shall be binding and conclusive on Borrower and anyone else having an interest in the determination. Any such prepayment shall not result in a reamortization, deferral, postponement, suspension, or waiver of any and all other payments due under the Loan.

Initial Here ___________

Business Loan Agreement-

Loan to AZCOMS, LLC

INTEREST AFTER DEFAULT. Upon an Event of Default, the interest rate on the Loan shall, if permitted under applicable law, immediately increase by adding an additional five percentage point margin (5.000%) (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

LATE CHARGE. If a payment is late five (5) or more days, if permitted by applicable law, Borrower will be charged 6.000% of the unpaid portion of the regularly scheduled payment or $500.00, whichever is greater, as a late charge.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $50.00 if Borrower makes a payment on the Loan and the check or preauthorized charge with which Borrower pays is later dishonored.

EXTENSION OPTION. Borrower may request One (1) Six (6) month extension of the Maturity Date, subject to the following terms and conditions:

(i)	Borrower shall request any such extension in writing, received by Lender no less than sixty (60) days prior to the original Maturity Date;

(ii)	No Event of Default exists or has existed within the last 180 days prior to the date of commencement of the extension period, and no event has occurred, which upon the lapse of time, giving of notice or both would constitute an Event of Default either at the time of delivery of the notice of extension or date of commencement of the extension period; provided, however, that if at the time of delivery of the notice of extension or date of commencement of the extension period, a curable event has occurred, which upon the lapse of time, giving of notice or both would constitute an Event of Default, but the period to cure has not expired, and the cure is thereafter completed before expiration of the cure period, the existence of such event shall not prevent this condition from being satisfied;

(iii)	Borrower shall pay to Lender a fee, at time of extension, in the amount of 1.00% of the unpaid principal balance of the Loan, plus all accrued interest and fees and undisbursed Loan reserves and holdbacks;

(iv)	The Loan-to-Value (LTV) ratio based upon the “as is” appraised value of the Property as of the later of the date of delivery of the extension notice or sixty (60) days before the original Maturity Date, as determined by Lender, is no greater than 75.00%, based upon the unpaid principal balance of the Loan and undisbursed Loan reserves and holdbacks; and;

(v)	(v) The Extension Effective Debt Service Coverage Ratio (defined below) as of the end of the last calendar quarter (the “Extension Determination Date”) immediately preceding the calendar quarter in which the first (1st) day of the extension period falls is 1.25 to 1.00 or greater. “Extension Effective Debt Service Coverage Ratio” means as of an Extension Determination Date the ratio of (a) (i) the quarterly Net Operating Income for such immediately preceding calendar quarter, multiplied by the number of calendar quarters remaining after the Extension Determination Date until the Maturity Date (assuming it has been extended by the length of the requested extension) (prorated for any partial calendar quarters), plus (ii) the undisbursed balance of the Interest Reserve as of the Extension Determination Date, to (b) the Extension Debt Service (as defined below). “Extension Debt Service” means the aggregate of all payments of interest that would be required to be paid by Borrower for the remaining period from the Extension Determination Date until the Maturity Date (assuming it has been extended by the length of the requested extension) on the unpaid principal balance of the Loan estimated by Lender to be outstanding from time to time for such remaining period, taking into account the anticipated timing of disbursement of undisbursed amounts, if any, of holdbacks and reserves, assuming the interest rate payable under the Note as of the Extension Determination Date continues in effect for that remaining period. If Lender has determined that Borrower has not met the Extension Effective Debt Service Coverage Ratio condition as of the Extension Determination Date, Borrower may satisfy this condition of the extension by delivering to Lender before the commencement of the extension period a cash payment in the amount necessary to increase the level of the Interest Reserve to an amount which would have brought Borrower into compliance with the Extension Effective Debt Service Coverage Ratio condition had such amount been in the Interest Reserve on the Extension Determination Date. Lender’s determination of the amount of the required addition to the Interest Reserve shall be final and not subject to challenge in the absence of manifest arithmetic error.

Business Loan Agreement-

Loan to AZCOMS, LLC

REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender, as of the date of this Loan Agreement, as of the date of each Advance, as of the date of any renewal, extension or modification of any Loan, and at all times any Indebtedness exists:

Organization. Borrower is a Limited Liability Company which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Arizona. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign Limited Liability Company in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains an office at 5000 Quorum Drive, Suite 400, Dallas, TX 75254. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower’s state of organization or any change in Borrower’s name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower’s business activities.

Assumed Business Names. Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None Initial Here _________

Authorization. Borrower’s execution, delivery, and performance of this Loan Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of (a) Borrower’s organizational documents, or (b) any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower’s properties.

Financial Information. Each of Borrower’s financial statements supplied to Lender truly and completely disclosed Borrower’s financial condition as of the date of the statement, and there has been no material adverse change in Borrower’s financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

Leases and Rent Roll.  Borrower has delivered to Lender: (a) a true, correct and complete rent roll (the “Rent Roll”), showing all leases and other occupancy agreements (collectively, “Leases”); and (b) true, correct, and complete copies of all Leases, Lease guarantees, and amendments thereto. Except as shown on the Rent Roll: (i) each Lease and Lease guarantee is in effect; (ii) each tenant has accepted its premises and has commenced to pay rent; (iii) all tenant improvements required to be installed by the landlord have been completed and accepted by the tenants; (iv) no tenant has any offsets, claims or defenses to Lease enforcement; (v) all rents due have been paid, and no rent has been paid more than thirty (30) days in advance; (vi) all rent rebates and credits have been received, and all rent free periods have expired; (vii) no tenant has made any claim against the landlord which remains outstanding; (viii) Borrower has complied with all its Lease obligations; (ix) to Borrower’s knowledge, no tenant or guarantor is in default; (x) except to Lender, Borrower has not assigned any Lease or rents due under any Lease; (xi) no person has any right to occupy the Collateral except under the Leases; and (xii) no tenant has any option or other right to purchase.

Legal Effect. This Loan Agreement constitutes, and any instrument or agreement Borrower is required to give under this Loan Agreement when delivered will constitute, legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

Properties. Except as contemplated by this Loan Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable, Borrower owns and has good title to all of Borrower’s properties free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower’s properties are titled in Borrower’s legal name, and Borrower has not used or filed a financing statement under any other name except as previously disclosed to Lender in writing.

Business Loan Agreement-

Loan to AZCOMS, LLC

Hazardous Substances. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) during the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral; (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral, or Borrower or any current occupants of any of the Collateral, or from any other property or source; (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws; (d) after due inquiry and investigation, Borrower has no knowledge, or reason to believe, that the Collateral, whenever and whether owned by previous occupants, has ever contained asbestos, PCBs, lead paints or other Hazardous Substances, whether used in construction or stored on the Collateral; and (e) Borrower has received no summons, citation, directive, letter or other communication, written or oral, from any agency or department of any county or state or the U.S. Government concerning any intentional or unintentional action or omission on, under, or about the Collateral which has resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances into any waters, ambient air or onto any lands or where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air or other natural resources. The representations and warranties contained herein are based on Borrower’s due diligence in investigating the Collateral for Hazardous Substances.

Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

Taxes. To the best of Borrower’s knowledge, all of Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Lien Priority. Unless otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower’s Loan and Note, that would be prior or that may in any way be superior to Lender’s Security Interests and rights in and to such Collateral.

Binding Effect. This Loan Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

AFFIRMATIVE COVENANTS. Borrower covenants and agrees with Lender that, so long as this Loan Agreement remains in effect, Borrower will:

Notices of Claims and Litigation. Promptly inform Lender in writing of (1) all material adverse changes in Borrower’s or Guarantor’s financial condition, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower or any Guarantor which could materially affect the financial condition of Borrower or the financial condition of any Guarantor.

Financial Records. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower’s books and records at all reasonable times.

Financial Statements. Furnish Lender with the following:

Annual Statements. As soon as available, but in no event later than sixty (60) days after the end of each fiscal year, Borrower’s balance sheet and profit and loss statement for the period ended, prepared by Borrower’s certified public accountant, in forms satisfactory to Lender in Lender’s sole discretion.

Interim Statements. As soon as available, but in no event later than fifteen (15) days after the end of each fiscal quarter, Borrower’s balance sheet and profit and loss statement for the period ended, prepared and certified by Borrower.

Tax Returns. As soon as available, but in no event later than thirty (30) days after the applicable filing date (as it may be extended in accordance with applicable law) for the tax reporting period ended, Borrower’s Federal and other governmental tax returns, prepared by Borrower.

Business Loan Agreement-

Loan to AZCOMS, LLC

Rent Roll. Property rent roll due fifteen (15) days after quarter-end prepared and certified by Borrower. However, Rent Rolls shall not be required until the first fiscal quarter in which a part of the Property has been leased, and thereafter shall be required for each fiscal quarter.

Marketing and Leasing Report. Current market and leasing report due fifteen (15) days after quarter end prepared and certified by Borrower.

Additional Information. Furnish such additional information and statements, as Lender may request from time to time.

FINANCIAL COVENANTS AND RATIOS. Comply with the following covenants and ratios:

Effective Debt Service Coverage Ratio. Maintain an Effective Debt Service Coverage Ratio as of the end of each calendar quarter (“Determination Date”) of 1.25 to 1.0. “Effective Debt Service Coverage Ratio” means as of the end of a calendar quarter the ratio of (a) (i) the quarterly Net Operating Income, multiplied by the number of calendar quarters remaining until the Maturity Date (prorated for any partial calendar quarters), plus the undisbursed balance of the Interest Reserve as of the end of the calendar quarter, to (b) the Debt Service (as defined below). “Debt Service” means the aggregate of all principal and interest that would be required to be paid by Borrower for the remaining period until the Maturity Date, taking into account the anticipated timing of disbursement of undisbursed amounts, if any, of holdbacks and reserves, and assuming the interest rate payable under the Note as of the end of the calendar quarter continues in effect for that remaining period. If Lender has determined that Borrower has not met the Effective Debt Service Coverage Ratio requirement as of any Determination Date, within ten (10) business days after delivery of notice thereof to Borrower, Borrower will deliver to Lender a cash payment in the amount necessary to increase the level of the Interest Reserve to an amount which would have brought Borrower into compliance with the Effective Debt Service Coverage Ratio requirement had such amount been in the Interest Reserve on the Determination Date.

Loan to Value Ratio. Maintain a Loan to Value Ratio (as defined below) of 75.00% or less.  Lender will have the right to determine the Loan to Value Ratio at any time of the Loan Date/as of the end of each calendar year] using at Lender’s option either its own determination of the “as, is” fair market value of the Property, or the “as, is” fair market value determined at Borrower’s expense by an appraiser selected by Lender.  If Lender determines that the Loan to Value Ratio is greater than 75.00%, it may notify Borrower thereof, in which case Borrower will have fifteen (15) days in which to make a prepayment of the Loan in a sufficient amount such that the Loan to Value as determined by Lender using the reduced principal balance of the Loan, plus undisbursed amounts, if any, of holdbacks and reserves, is 75.00% or below.  If Borrower does not timely make the necessary prepayment, there shall be an Event of Default due to the failure to meet the Loan to Value Ratio.  “Loan to Value Ratio” means the ratio of unpaid principal balance of the Loan, plus undisbursed balance of reserves and holdbacks, to the “as, is” fair market value of the Property determined in the manner described above, expressed as a percentage.

Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with GAAP, applied on a consistent basis, and certified by Borrower as being true and correct.

Maintenance of Insurance. Borrower shall procure and maintain property insurance policies insuring against loss or damage customarily included under so called “all risk” or “special cause of loss” forms of policies on a replacement basis for the full insurable value covering all Improvements on the Property in an amount sufficient to avoid application of any coinsurance clause, and with a standard mortgagee clause in favor of Lender. Borrower shall also procure and maintain commercial general liability insurance in such coverage amounts as Lender may require with Trustee and Lender being named as additional insureds in such liability insurance policies. Additionally, Borrower shall maintain such other insurance, including but not limited to hazard, business interruption, and boiler insurance, as Lender may reasonably require, provided that Lender shall not require earthquake insurance. Notwithstanding the foregoing, in no event shall Borrower be required to provide property insurance in excess of the replacement value of the improvements on the Property. Policies shall be written in form, amounts, coverages and basis, and with deductibles reasonably acceptable to Lender and issued by a company or companies reasonably acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. Should the Property be located in an area designated by the Administrator of the Federal Emergency Management Agency as a special flood hazard area, Borrower agrees to obtain and maintain Federal Flood Insurance, if available, within 45 days after notice is given by Lender that the Property is located in a special flood hazard area, for the full unpaid principal balance of the loan and any prior liens on the property securing the loan, up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Lender, and to maintain such insurance for the term of the loan.

Business Loan Agreement-

Loan to AZCOMS, LLC

Insurance Reports. Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Lender (however not more often than annually), Borrower will have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

Guaranties. Prior to disbursement of any Loan proceeds, furnish executed guaranties of the Loans in favor of Lender, executed by the guarantors named below, on Lender’s forms, and in the amounts and under the conditions set forth in those guaranties.

Names of Guarantors	Initials

Daniel Hodges	X_____________

COMSovereign Holding Corp.	X_____________

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any other such agreements.

Loan Proceeds. Use all Loan proceeds solely for Borrower’s business operations, unless specifically consented to the contrary by Lender in writing.

Taxes, Charges and Liens. Pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower’s properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (1) the legality of the same shall be contested in good faith by appropriate proceedings, and (2) Borrower shall have established on Borrower’s books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

Performance. Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Loan Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement.

Operations. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in executive and management personnel; conduct its business affairs in a reasonable and prudent manner. Without limiting the generality of the foregoing, Borrower will cause Daniel Hodges to be the key person(s) managing and supervising Borrower and the Property, who shall devote as much of their time as may be necessary to supervise and manage the conduct of the business and affair of Borrower and the Property.

Compliance with Governmental Requirements. Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower’s properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender’s sole opinion, Lender’s interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender’s interest.

Inspection. Permit employees or agents of Lender at any reasonable time to inspect any and all Collateral for the Loan or Loans and Borrower’s other properties and to examine or audit Borrower’s books, accounts, and records and to make copies and memoranda of Borrower’s books, accounts, and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense.

Compliance Certificates. Unless waived in writing by Lender, provide Lender within fifteen (15) days after the end of each fiscal quarter, with a certificate executed by Borrower’s chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Loan Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Loan Agreement.

Additional Assurances. Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests.

Business Loan Agreement-

Loan to AZCOMS, LLC

Exit Fee.  Borrower will pay to Lender an exit fee equal to the greater of (a) $53,550.00, or (b) 1.00% of the unpaid principal balance and all unpaid accrued interest and fees (“Exit Fee Percentage”) on the Maturity Date or earlier date upon which the unpaid balance of the Loan may be immediately payable due to acceleration, and on any prepayments of the Loan, whenever made, including but not limited to prepayments made to obtain the reconveyance of the lien of any deed of trust securing the Loan and prepayments made to cure a failure to meet the Loan to Value ratio requirement.

LENDER’S EXPENDITURES. If any action or proceeding is commenced that would materially affect Lender’s interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower’s failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower’s behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note’s maturity.

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Indebtedness and Liens. (1) Except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume additional indebtedness for borrowed money, including capital leases, (2) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Continuity of Operations. (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) make any distribution with respect to any capital account whether by reduction of capital or otherwise.

Loans, Acquisitions and Guaranties. (1) Loan, invest in or advance money or assets to any other person, enterprise or entity, (2) purchase, create or acquire any interest in any other enterprise or entity, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

Agreements. Enter into any agreement containing any provisions which would be violated or breached by the performance of Borrower’s obligations under this Loan Agreement or any of the Related Documents or in connection herewith.

Marijuana Related Business. Directly or indirectly: (a) own any interest in, invest in, or loan money to, (b) manage, operate, or lease, (c) receive payment or compensation of any kind from, (d) lease any part of the Property for, and/or (e) participate in any other way in:(i) any business involving the cultivation, manufacture, distribution, storage or sale of marijuana or products containing marijuana, or other activities involving marijuana or products containing marijuana; or (ii) any other business and/or activities that are unlawful under federal, state, or local laws or regulations; or (f) use or permit to be used any of its assets in any of the foregoing.

ENVIRONMENTAL PROVISIONS.

Use of Property. Borrower shall not use the Property to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substances, PCBs, lead paint or asbestos.

Compliance with Environmental Laws. Borrower shall (a) cause the Property and the operations conducted on it to comply with any and all Environmental Laws and orders of any governmental authorities having jurisdiction under any Environmental Laws, (b) not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on the Collateral, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; and (c) obtain, keep in effect and comply with all governmental permits and authorizations required by Environmental Laws with respect to such Property or operations. Borrower shall furnish Lender with copies of all such permits and authorizations and any amendments or renewals of them and shall notify Lender of any expiration or revocation of such permits or authorizations. Borrower shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

Business Loan Agreement-

Loan to AZCOMS, LLC

Environmental Studies. Borrower shall promptly conduct and complete, at Borrower’s expense, all such investigations, studies, samplings and testing as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal law. If Lender at any time has reason to believe that Borrower or any Occupants of the Property are not complying with all applicable Environmental Laws or with the requirements of this Loan Agreement or that a material spill, release or disposal of Hazardous Substances has occurred on or under the Collateral, Lender may require Borrower to furnish Lender at Borrower’s expense an environmental audit or a site assessment with respect to the matters of concern to Lender. Such audit or assessment shall be performed by a qualified consultant approved by Lender. Any inspections or tests made by Lender shall be for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to any Borrower or to any other person.

Inspections. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections, and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of this Loan Agreement and Borrower’s warranties respecting Hazardous Substances. Borrower shall cooperate fully with Lender in such inspection and investigations. Any inspections or tests made by Lender shall be at Borrower’s expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person.

Preventive, Investigatory and Remedial Action. Borrower shall exercise extreme care in handling Hazardous Substances if Borrower uses or encounters any. Borrower, at Borrower’s expense, shall undertake any and all preventive, investigatory or remedial action (including emergency response, removal, containment and other remedial action) (a) required by any applicable Environmental Laws or orders by any governmental authority having jurisdiction under Environmental Laws, or (b) necessary to prevent or minimize property damage (including damage to occupant’s own property), personal injury or damage to the environment, or the threat of any such damage or injury, by releases of or exposure to Hazardous Substances in connection with the Property or operations of any Occupant on the Property. In the event Borrower fails to perform any of Borrower’s obligations under this section of this Loan Agreement, Lender may (but shall not be required to) perform such obligations at Borrower’s expense. All such costs and expenses incurred by Lender under this section and otherwise under this Agreement shall be reimbursed by Borrower to Lender upon demand with interest at the Note Rate plus the Default Rate Margin. Lender shall have full recourse to Borrower for any sum at any time due to Lender under this Loan Agreement. In performing any such obligations of Borrower, Lender shall at all times be deemed to be the agent of Borrower and shall not by reason of such performance be deemed to be assuming any responsibility of Borrower under any Environmental Law or to any third party. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact with full power to perform such of Borrower’s obligations under this section of this Loan Agreement as Lender deems necessary and appropriate.

Borrower’s Waiver And Indemnification. Borrower hereby agrees to and shall indemnify, defend, and hold harmless Lender and Lender’s officers, directors, employees and agents, and Lender’s successors and assigns and their officers, directors, employees and agents from and against any and all claims, demands, losses, liabilities, costs, fines, penalties and expenses (including without limitation attorneys’ fees at trial and on any appeal or petition for review, consultants’ fees, remedial action costs, natural resource damages and diminution in value) incurred by such person (a) arising out of or relating to any investigatory or remedial action involving the Property, the operations conducted on the Property, or any other operations of Borrower or any occupant and required by Environmental Laws or by orders of any governmental authority having jurisdiction under any Environmental Laws, including without limitation any natural resource damages, or (b) arising out of or related to any noncompliance with or violation of Environmental Laws or any applicable permits or approvals, or (c) on account of injury to Lender or any person whatsoever or damage to any property arising out of, in connection with, or in any way relating to (i) the breach of any covenant, representation or warranty contained in this Loan Agreement, (ii) the violation of any Environmental Laws, permits, authorizations or approvals, (iii) the use, treatment, storage, generation, manufacture, transport, release, spill, disposal or other handling of Hazardous Substances on the Property, or (iv) the contamination of any of the Property by, or the presence, release or threatened release of, Hazardous Substances by any means whatsoever (explicitly including without limitation any presently existing contamination of the Property, whether or not previously disclosed to Lender), or (d) pursuant to this Loan Agreement. Borrower’s obligations under this section shall survive the termination of this Loan Agreement and as set forth below in the Survival section. In addition to this indemnity, Borrower hereby releases and waives all present and future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any Environmental Laws.

Notices. Borrower shall immediately notify Lender upon becoming aware of any of the following:

(1) Any spill, release or disposal of a Hazardous Substance on any of the Property, or in connection with any of its operations if such spill, release or disposal must be reported to any governmental authority under applicable Environmental Laws.

(2) Any contamination, or imminent threat of contamination, of the Property by Hazardous Substances, or any violation of Environmental Laws in connection with the Property or the operations conducted on the Property.

(3) Any order, notice of violation, fine or penalty or other similar action by any governmental authority relating to Hazardous Substances or Environmental Laws and the Property or the operations conducted on the Property.

(4) Any judicial or administrative investigation or proceeding relating to Hazardous Substances or Environmental Laws and to the Property or the operations conducted on the Property.

Business Loan Agreement-

Loan to AZCOMS, LLC

(5) Any matters relating to Hazardous Substances or Environmental Laws that would give a reasonably prudent Lender cause to be concerned that the value of Lender’s security interest in the Property may be reduced or threatened or that may impair, or threaten to impair, Borrower’s ability to perform any of its obligations under this Loan Agreement when such performance is due.

(6) Any of the foregoing occurs with respect to any contiguous property.

Access to Records. Borrower shall deliver to Lender, at Lender’s request, copies of any and all documents in Borrower’s possession or to which it has access relating to Hazardous Substances or Environmental Laws and the Property and the operations conducted on the Property, including without limitation results of laboratory analyses, site assessments or studies, environmental audit reports and other consultants’ studies and reports.

Survival. The covenants contained in this Loan Agreement shall survive (a) the repayment of the Indebtedness, (b) any foreclosure, whether judicial or nonjudicial, of the Property, and (c) any delivery of a deed in lieu of foreclosure to Lender or any successor of Lender. The covenants contained in this Loan Agreement shall be for the benefit of Lender and any successor to Lender, as holder of any security interest in the Property or the indebtedness secured thereby, or as owner of the Property following foreclosure or the delivery of a deed in lieu of foreclosure.

CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrower, whether under this Loan Agreement or under any other agreement, Lender shall have no obligation to make Advances if: (A) Borrower or any Guarantor is in default under the terms of this Loan Agreement or any of the Related Documents or any other agreement that Borrower or any Guarantor has with Lender; (B) Borrower or any Guarantor dies, becomes incompetent or becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; (C) there occurs a material adverse change in Borrower’s financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan; or (D) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor’s guaranty of the Loan or any other loan with Lender; or (E) Lender in good faith deems itself insecure, even though no Event of Default shall have occurred.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.

NONRECOURSE. Subject to the qualifications below, Lender will not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Related Documents to which it is a party (except any Hazardous Materials Certificate and Indemnity Agreement by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Related Documents, or in the Property, the Property gross revenues (including rents, security deposits, advance deposits, any other deposits, rents collected in advance, funds held by Borrower for the benefit of another party and lease termination payments received by commercial tenants) (collectively, the “Gross Revenues”) or any other collateral given to Lender pursuant to the Related Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Property Gross Revenues and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with any Related Document (except any Hazardous Materials Certificate and Indemnity Agreement). The provisions of this paragraph shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Related Document; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Deed of Trust; (iii) affect the validity or enforceability of any of the Related Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Deed of Trust; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by the Related Documents or to exercise its remedies against the Collateral; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

i.	fraud, willful misconduct, misrepresentation or failure to disclose a material fact by or on behalf of Borrower, any Guarantor, any affiliate of Borrower or any Guarantor, or any of their respective agents or representatives in connection with the Loan;

ii.	the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower or any Guarantor or any of their respective agents or representatives in connection therewith;

Business Loan Agreement-

Loan to AZCOMS, LLC

iii.	physical waste of the Property or any portion thereof, or after an Event of Default the removal or disposal of any portion of the Property;

iv.	any proceeds paid by reason of any insured casualty or any condemnation award received in connection with a condemnation or other sums or payments attributable to the Property not applied in accordance with the Related Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

v.	all Gross Revenues of the Property received or collected by or on behalf of the Borrower after an Event of Default and not applied to payments due under the Note, and to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums);

vi.	misappropriation or conversion by or on behalf of Borrower (including failure to turn over to Lender on demand following an Event of Default) of any Gross Revenues;

vii.	the failure to pay real property taxes and assessments when due; or

viii.	the breach of any representation, warranty, covenant or indemnification in this Loan Agreement or any Related Document concerning Environmental Laws or Hazardous Substances, including the ENVIRONMENTAL PROVISIONS of this Loan Agreement and any Hazardous Substances Certificate and Indemnity Agreement;

ix.	the engagement by Borrower in business activities other than those permitted by the purpose provision of its limited partnership agreement, failure to comply in any material respect with the separateness provisions of Borrower’s limited partnership agreement, or any amendment to Borrower’s limited partnership agreement requiring by its terms Lender’s consent is made without Lender’s consent; or

x.	any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or any other Related Document.

Notwithstanding anything to the contrary in this Loan Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”):

i.	an Event of Default under any provision of the Related Documents prohibiting the sale or other transfer of all or any part of the Property or any direct or indirect ownership interest in Borrower, or further encumbrance of the Property or any part of it or interest in it or encumbrance of any direct or indirect ownership interest in Borrower;

ii.	Borrower or its manager or managing member files a voluntary petition under the Bankruptcy Code or files a petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law;

iii.	Borrower is substantively consolidated with any other person; unless such consolidation was involuntary and not consented to by Borrower, its manager or managing member or any Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

Business Loan Agreement-

Loan to AZCOMS, LLC

iv.	the filing of an involuntary petition against Borrower, its manager or managing member under the Bankruptcy Code or an involuntary petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law by any other Person in which (x) Borrower and/or its manager or any member or any affiliate thereof, officer, director or representative which, directly or indirectly, controls Borrower, its manager or managing member or any Guarantor colludes with or otherwise assists such person, and/or (y) any such person solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower and/or any of the other persons described above by any Person;

v.	Borrower, its manager or managing member files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

vi.	Borrower, its manager or managing member consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, liquidator, trustee or examiner for Borrower, its manager or managing member or any portion of the Property;

vii.	Borrower makes an assignment for the benefit of creditors; or

viii.	An Event of Default occurs respecting any of the provisions in the NEGATIVE COVENANT provisions of this Loan Agreement.

DEFAULT. Each of the following shall constitute an Event of Default under this Loan Agreement and the Related Documents:

Payment Default. Borrower fails to make any payment when due under this Loan Agreement or the Related Documents.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Loan Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with the Loan.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s or any Grantor’s property or Borrower’s or any Grantor’s ability to repay the Loans or perform their respective obligations under this Loan Agreement or any of the Related Documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Loan Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Death or Insolvency. The dissolution of Borrower (regardless of whether election to continue is made); if Borrower is a limited liability company, any member withdraws from the limited liability company; if Borrower is a partnership, any general partner withdraws from the partnership; any other termination of Borrower’s existence as a going business; the death of any individual Borrower, any member of a limited liability company Borrower, or any general partner of any partnership Borrower; the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Defective Collateralization. This Loan Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Business Loan Agreement-

Loan to AZCOMS, LLC

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of the Loan is impaired.

Insecurity. Lender in good faith believes itself insecure.

Borrower Operating Agreement. There shall be a failure to comply with the purpose provision or separateness provisions of Borrower’s limited liability company operating agreement, or any change of Borrower’s limited liability company agreement requiring in accordance with its terms the consent of Lender is made without Lender’s prior written consent’.

Changes in Managers. Any manager of Borrower or any manager of Borrower’s manager shall resign, be removed, or be replaced, or any additional managers shall be appointed for Borrower or Borrower’s manager, without Lender’s consent, which may be withheld in its sole and absolute discretion.

Approved Lease Default. There shall be a default in payment of rent or material default in the performance of any other obligation by the lessee under the Approved Lease, which is not cured within any applicable cure period therein provided.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness.

Right to Cure. If any default, other than a default on Indebtedness, including but not limited to failure to pay any amount when due, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured if Borrower or Grantor, as the case may be, after Lender sends written notice to Borrower or Grantor, as the case may be, demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical, but in any event within 30) days after the notice of default.

LENDER’S RIGHTS. Upon an Event of Default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest and fees immediately due, and then Borrower will pay that amount.

EFFECT OF AN EVENT OF DEFAULT. If any Event of Default shall occur, except where otherwise provided in this Loan Agreement or the Related Documents, all commitments and obligations of Lender under this Loan Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

Business Loan Agreement-

Loan to AZCOMS, LLC

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Loan Agreement:

Amendments. This Loan Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Loan Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Judicial Reference (CALIFORNIA). The parties agree that in any action, proceeding or counterclaim brought by any party against the other in a court of the State of California involving any controversy, dispute or claim arising out or relating to this Loan Agreement or any of the Related Documents, including all issues therein, whether of fact and law, shall be heard and determined, at the option of Lender, by a referee appointed by the court in accordance with the reference procedures in California Code of Civil Procedure Section 638 et seq. The referee shall be a retired judge, agreed upon by the parties, from either the American Arbitration Association (“AAA”) or Judicial Arbitration and Mediation Service, Inc. (“JAMS”). If the parties cannot agree on the referee, the party who initially selected the reference procedure shall request a panel of ten retired judges from either AAA or JAMS, and the court shall select the referee from that panel. Notwithstanding the foregoing, if a different manner of selection or appointment of the referee is prescribed by law or by the court, the parties agree to accept the referee selected or appointed in that manner. The costs of the reference procedure, including the fee for the court reporter, shall be borne equally by the parties as the costs are incurred. If a party fails to pay its portion of the costs as incurred, then to the maximum extent permitted by law, that party shall forfeit the right to prosecute or defend the action. This provision will not be deemed to limit or constrain Lender’s right to have a receiver appointed, to set off, to obtain provisional or ancillary remedies, including but not limited to attachment, to interplead funds in the event of a dispute, to exercise any security interest or lien Lender may hold in real or personal property, including by judicial or non-judicial foreclosure, or to comply with legal process involving accounts or other property. THIS PROVISION CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.

Attorneys’ Fees; Expenses. Borrower agrees to pay upon demand all of Lender’s costs and expenses, including Lender’s attorneys’ fees and Lender’s legal expenses, incurred in connection with the enforcement of this Loan Agreement. Lender may hire or pay someone else to help enforce this Loan Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender’s attorneys’ fees and legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Loan Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Loan Agreement.

Consent to Loan Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower’s obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Governing Law. This Loan Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Arizona without regard to its conflicts of law provisions.

Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Los Angeles County, State of California. Initial Here _______

Counterparts. This Loan Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

Integration. This Loan Agreement, taken together with all of the Related Documents, embody the entire agreement with respect to the Loan, and supersedes all prior agreements, written or oral, relating to the subject matter hereof.

Business Loan Agreement-

Loan to AZCOMS, LLC

No Waiver by Lender. Lender shall not be deemed to have waived any rights under this Loan Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Loan Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Loan Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s or any Grantor’s obligations as to any future transactions. Whenever the consent of Lender is required under this Loan Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

Notices. Any notice required to be given under this Loan Agreement shall be given in writing, and shall be effective when actually received by email (with confirmation of delivery, such as Microsoft Outlook delivery receipt) (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Loan Agreement. Any party may change its address for notices under this Loan Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower’s current address. Unless otherwise provided or required by law, if there is more than one Borrower, any notice given by Lender to any Borrower is deemed to be notice given to all Borrowers.

Severability. If a court of competent jurisdiction finds any provision of this Loan Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Loan Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Loan Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Loan Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word “Borrower” as used in this Loan Agreement shall include all of Borrower’s subsidiaries and affiliates. Notwithstanding the foregoing however, under no circumstances shall this Loan Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower’s subsidiaries or affiliates.

Successors and Assigns. All covenants and agreements by or on behalf of Borrower contained in this Loan Agreement or any Related Documents shall bind Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower’s rights under this Loan Agreement or any interest therein, without the prior written consent of Lender.

Survival of Representations and Warranties. Borrower understands and agrees that in making the Loan, Lender is relying on all representations, warranties, and covenants made by Borrower in this Loan Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Loan Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the making of the Loan and delivery to Lender of the Related Documents, shall be continuing in nature, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Loan Agreement shall be terminated in the manner provided above, whichever is the last to occur.

Business Loan Agreement-

Loan to AZCOMS, LLC

Terrorism and Anti-Money Laundering. Borrower warrants and agrees as follows:

(a) As of the date hereof and throughout the term of the Loan: (i) Borrower; (ii) any Person controlling or controlled by Borrower; (iii) if Borrower is privately held entity, any Person having a beneficial interest in Borrower; or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

(b) To comply with applicable U.S. Anti-Money Laundering Laws and regulations, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c) To provide Lender at any time and from time to time during the term of the Loan with such information as Lender determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person controlling or controlled by Borrower or any Person having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d) The representations and warranties set forth and shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under the Note, this Loan Agreement and the other Related Documents or receives any payment from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

Time is of the Essence. Time is of the essence in the performance of this Loan Agreement.

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. Lender will ask for Borrower’s legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower, Guarantor or other related persons.

Waive Jury. To the extent permitted by applicable law, all parties to this Loan Agreement hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by any party against any other party. Initial Here _________

Waiver of Right to Designate Portion of Indebtedness Paid. Borrower waives any rights it may have to designate the portion of the Indebtedness that is to be satisfied by any payment made on the Indebtedness or credit bid of Lender in any foreclosure sale of the Collateral. An agreement by Lender to accept from Borrower a sum less than the balance owed on the Indebtedness, without the prior consent of any Guarantor and without any other change to the Indebtedness shall not exonerate any Guarantor for the lesser sum agreed upon by Lender and Borrower.

Errors and Omissions. If requested by Lender, Borrower shall promptly and fully cooperate and adjust for clerical errors this Loan Agreement, any Related Documents, and any or all loan closing documentation if deemed necessary or desirable in Lender’s reasonable discretion to reflect accurately the terms of the Loan, or to conform and be acceptable in the marketplace in the instance of transfer, sale or conveyance by Lender of its interest in and to the Loan to any person, including but not limited to an investor, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association, Federal Housing Authority or the Department of Veteran Affairs. Borrower shall execute, acknowledge, if necessary, and deliver to Lender, and cause any Guarantor to execute, acknowledge, if necessary and deliver to Lender any amendment documents correcting clerical errors or conforming to marketplace requirements within ten (10) days after requested by Lender; provided that any amendments to conform to marketplace requirements shall not materially increase Borrower’s or Guarantor’s obligations or reduce any of their rights under this Loan Agreement or any Related Documents.

Business Loan Agreement-

Loan to AZCOMS, LLC

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Loan Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Loan Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Loan Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Loan Agreement:

Advance. The word “Advance” means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower’s behalf on a line of credit or multiple advance basis under the terms and conditions of this Loan Agreement.

Anti-Money Laundering Laws. The words “Anti-Money Laundering Laws” means the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 13324-Blocking Property And Prohibiting Transactions With Persons Who Commit, Threaten To Commit, Or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transaction with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

Approved Lease. The words “Approved Lease” mean the Commercial-Industrial Net Lease, dated January 15, 2021, between Borrower, as lessor, and ComSovereign Holding Corp., a Nevada corporation, as lessee.

Borrower. The word “Borrower” means AZCOMS, LLC, a(n) Arizona limited liability company and includes all co-signers and co-makers signing the Note and all their successors and assigns.

Collateral. The word “Collateral” means all property and assets granted as collateral security for a Loan, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

Default Rate Margin. The words “Default Rate Margin” have the meaning ascribed to them in the INTEREST AFTER DEFAULT provision.

Environmental Laws. The words “Environmental Laws” mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Business Loan Agreement-

Loan to AZCOMS, LLC

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Loan Agreement in the default section of this Loan Agreement.

GAAP. The word “GAAP” means generally accepted accounting principles, consistently applied.

Grantor. The word “Grantor” means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

Guarantor. The word “Guarantor” means any guarantor, surety, or accommodation party of any or all of the Loan.

Guaranty. The word “Guaranty” means the guaranty from Guarantor to Lender, including without limitation a guaranty of all or part of the Note.

Hazardous Substances. The words “Hazardous Substances” mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Loan Agreement or under any of the Related Documents.

Lender. The word “Lender” means TerraCotta Credit REIT, LLC, its successors and assigns.

Loan. The word “Loan” means any and all loans and financial accommodations from Lender to Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein or described on any exhibit or schedule attached to this Loan Agreement from time to time.

Loan Agreement. The word “Loan Agreement” means this Business Loan Agreement, as this Business Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement from time to time.

Loan Date. The words “Loan Date” mean the date described such at the top of this Loan Agreement

Loan Rate. The words “Loan Rate” mean the Note Rate until a default occurs, and thereafter the Note Rate increased by the Default Rate Margin.

Maturity Date. The words “Maturity Date” means January 15, 2022.

Net Operating Income. The words “Net Operating Income” mean for a period of time the aggregate of the gross rental revenues received by Borrower from the Collateral during that period of time, less the operating expenses of the Collateral for the period of time (excluding depreciation, interest expense, and capital expenses) paid by Borrower, determined in accordance with GAAP, subject to adjustment by Lender in its sole and absolute discretion to reflect accurately the operating results of the Collateral for the period, such as for rental prepayments, or other extraordinary income or expenses. Operating expenses, such as real property taxes or property insurance premiums that are paid in installments, will be allocated to the periods for which the installment payments are made for purposes of determining Net Operating Income.

Business Loan Agreement-

Loan to AZCOMS, LLC

Note. The word “Note” means the Promissory Note dated January 15, 2021 and executed by Borrower in the Principal Amount of $5,355,000.00, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions for the Note.

Note Rate. The words “Note Rate” means the interest rate described as such in the VARIABLE INTEREST RATE provision of this Loan Agreement.

OFAC. The word “OFAC” means the United States Department of the Treasury, Office of Foreign Assets Control.

OFAC Prohibited Person. The words of “OFAC Prohibited Person” means a country, territory, individual or person; (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from the Property directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or in such laws.

Permitted Liens. The words “Permitted Liens” mean; (1) liens and security interests securing Indebtedness owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Loan Agreement or permitted to be incurred under the paragraph of this Loan Agreement titled “Indebtedness and Liens”; (5) liens and security interests which, as of the date of this Loan Agreement, have been disclosed to and approved by the Lender in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

Principal Amount. The words “Principal Amount” mean the original principal amount of the Loan described as such at the top of this Loan Agreement.

Property. The word “Property” means the land and improvements located at 5120 S Julian Drive, Tucson, AZ 85706.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, business loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

Security Agreement. The words “Security Agreement” mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

Security Interest. The words “Security Interest” mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower’s account(s) to a consumer reporting agency. Borrower’s written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: TerraCotta Credit REIT, LLC 2321 Rosecrans Avenue, Suite 3270 El Segundo, CA 90245.

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Business Loan Agreement-

Loan to AZCOMS, LLC

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS.

AZCOMS, LLC, an Arizona limited liability company

By	/s/ Daniel Hodges
Daniel Hodges, its Manager

TERRACOTTA CREDIT REIT, LLC
a Delaware limited liability company

By: TerraCotta Real Estate Services, Inc,
a California corporation, its Manager

By	/s/ Tingting Zhang
Tingting Zhang, President

Business Loan Agreement-

Loan to AZCOMS, LLC